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Exhibit 99.1

For Immediate Release

Investor Contact: Neil Kerman Vice President Corporate Finance (781) 401-7152 Media Contact: Denise Kaigler Corporate Vice President, Global Communications (781) 401-7869

REEBOK REPORTS FIRST QUARTER 2004 EARNINGS

        Canton, MA, April 22, 2004 — Reebok International Ltd. (NYSE:RBK) today reported net income for the first quarter ended March 31, 2004 of $41 million, or $.63 per diluted share which is comparable to the net income of $41 million, or $.63 per diluted share they reported in the first quarter of 2003.

        Net sales for the 2004 first quarter were $832 million, an increase of 4% from 2003 first quarter net sales of $798 million. Foreign currency exchange rate fluctuations favorably impacted sales comparisons. On a constant dollar basis, first quarter sales declined approximately 1% compared with the prior year's first quarter sales. For the Reebok Brand, worldwide sales in the 2004 first quarter increased 5% to $697 million compared to 2003 first quarter sales of $664 million.

        In the U.S., sales for the Reebok Brand increased 4% in the first quarter of 2004 as compared with 2003's first quarter. Reebok's U.S. footwear sales in the first quarter of 2004 were $261 million, an increase of 2% when compared with 2003's first quarter U.S. footwear sales of $257 million. The Company's international sales of Reebok branded products amounted to $338 million in the quarter, an increase of 6% over 2003's first quarter.

        Sales for the Company's other brands; Rockport, Ralph Lauren Footwear and The Greg Norman Collection, were $135 million in the first quarter of 2004 compared with 2003's first quarter sales of $134 million.

        The Company reported that its total worldwide backlog of open customer orders scheduled for delivery from April 2004 through September 2004 for the Reebok Brand increased 5% from the prior year's comparable amount. On a constant dollar basis, worldwide backlog of open customer orders for the Reebok Brand was about the same as the prior year's comparable amount.

        Paul Fireman, the Company's Chairman and Chief Executive Officer said, "As we have previously stated, a key priority for the Reebok Brand during 2004 is to grow quality market share and to continue to improve retail presence and sell-through of Reebok footwear and apparel products. Along those lines we have been allocating our key product launches and segmenting their distribution at retail in an attempt to match consumer demand with product availability. In our U.S. apparel business we are positioning the business for improved profitability and long-term strategic growth. In the short-term, we have decided not to anniversary a portion of the branded apparel revenue that we felt was inconsistent with our long-term brand positioning. During the quarter our U.S. footwear revenues were adversely impacted by one of our major customers, Footstar, who filed bankruptcy on March 2nd. The uncertainties surrounding the Footstar bankruptcy impacted the flow of product during the quarter. Our first quarter performance was consistent with our expectation that sales for the year would increase in the mid-single digit range and our earnings growth would occur in the second half of the year. During the quarter our operating expenses increased by $30 million over the prior year's quarter. We believe that the investments we are making in advertising and marketing as well as in our supply chain, information systems and other areas of our Company are appropriate and necessary for our long-term growth prospects."

        "During the quarter we invested behind three key product and marketing initiatives for the Reebok Brand—Performance, Classics and Rbk. In the Performance area we strengthened our positioning by continuing to drive our running business through our Premier line of running products. The credibility we have gained with retailers and consumers through Premier, along with advancements in technologies such as DMX foam, DMX shear and new, improved last shapes has helped us improve our product placement in running on a worldwide basis. As a result of the successful launch of Reebok's Premier series, we are gaining important shelf space in the U.S. running specialty channel. Our Premier running series also continues to perform well in Europe. Running and sporting goods shops across Europe are experiencing improved sell-through results for Premier running products and we are pleased with the improving trend for this category in this region. During the quarter, on a worldwide basis footwear sales of Reebok running product increased by about 20%," Fireman added.

        "During the quarter, our Reebok Classic business also performed well. We believe that our Classic product strategy has been successful in targeting various lifestyles of consumers with several distinct Classic product collections. Several of these products such as our Vista, Sports Vibe and Fusion collections are aimed at a younger, more fashion conscious consumer. However, our more traditional Classic original products are also performing well at retail," Fireman noted. "We are continuing our product segmentation strategy for Reebok Classic products to ensure that the right product assortment is being offered in the right retail doors to meet the needs of our various consumers. During the quarter, worldwide sales of Reebok Classic footwear grew strong double digits."

        "With respect to our product and marketing initiatives, we are very pleased with the success we have achieved to date under the umbrella of "Rbk" which we introduced just two years ago. We believe there is long-term healthy growth prospects for this category of products for the Reebok Brand," Fireman said. "Our decision to challenge the industry paradigm and expand our marketing and product initiatives to include some of the music industry's most exciting artists and connecting these artists with our athlete icons to launch signature product has continued to be successful. Rbk has helped us to improve our performance in the athletic specialty channel of distribution driven by strong consumer response to our new Rbk music products. During the quarter, our G-Unit and S. Carter product collections achieved very strong double digit sell through success. Later this year, we will expand our music product collections to include boots, tennis and cross training models."

        Fireman added that, "I am also pleased with the continued positive comparisons in our U.S. footwear open order position. Reebok Brand U.S. footwear open customer orders scheduled for delivery from April 2004 through September 2004 increased 9% from the prior year's comparable amount. The quality of our open backlog continues to improve, with many of the increases coming from key strategic retail partners. The increase in our U.S. footwear backlog is primarily in the athletic specialty, sporting goods and better department store channels of distribution. These channels reported a 16% increase in backlog for the next six-month period. This is in line with our intention to improve the overall retail presence and performance of the Reebok Brand in these key trade channels in the U.S. market," Fireman said. "With respect to our international backlog, I am disappointed with the declining trends that we are reporting this quarter. The decline, in constant dollars, is primarily attributable to three markets; the U.K., France and Italy. In Italy we are making progress, as the margins and operating profit have improved over the prior year. However, backlog comparisons are negatively impacted by a key Italian retailer, Giacomelli, that filed for bankruptcy last year. Included in the prior year's backlog were orders that never shipped. In the U.K. and France, certain major retailers have had disappointing holiday and spring seasons and this has impacted their order placements," Fireman noted.

        "U.S. apparel sales were $98 million in the quarter, an increase of 9% from 2003's first quarter sales of $89 million. The U.S. apparel sales increase this quarter came from a strong double-digit increase in our sports licensed apparel product line. Our sports licensing products continue to perform well with strong retail sell-throughs at sporting goods, team shops and specialty licensed accounts. The increase in our sports licensed apparel product line was partially offset by the decline in branded apparel which is in line with our previously announced strategy to reposition this product line for future growth beginning in 2005. We believe the branded apparel market will continue to be difficult for the remainder of 2004," Fireman noted.

        "And while we are on the subject of the Company's league relationships, on April 8th we announced our plans to acquire all of the outstanding shares of Montreal-based The Hockey Company Holdings Inc. We believe our acquisition of The Hockey Company and its portfolio of three of the world's most respected brand names—CCM, JOFA and KOHO, is an excellent strategic fit for Reebok. This acquisition further leverages Reebok's licensed product expertise as well as brings the Company into the sports equipment market," Fireman said.

        The Company reported that its gross margin for the first quarter of 2004 was 40.2%, an improvement of 210 basis points when compared with the gross margin of 38.1% in the first quarter of 2003. "For the quarter, the gross margin in both our U.S. footwear and apparel business has improved. Our margins during the quarter also benefited from the strengthening exchange rates in many of our international businesses," Fireman said.

        Worldwide inventories at March 31, 2004 totaled $409 million, a decrease of $9 million or 2%. "Our inventory reduction was achieved despite the negative effects of currency on the comparison and the overall improvement in our open order position. On a constant dollar basis our inventories declined by $32 million," Fireman noted.

        "In conclusion," Fireman continued, "I believe we are investing appropriately in our brands with programs that are designed to improve our long-term sales and earnings performance. With respect to 2004 guidance, we are currently trending on our sales and earnings growth targets that we laid out for you at year end. For the year, our goal is to increase our overall sales somewhere in the mid single digit range and to grow our earnings in the range of 15%," Fireman concluded.

        This release includes forward-looking statements about the Company and its sales, revenues, earnings, spending, margins, cash flow, future orders, inventory, products, actions, plans, strategies, objectives and guidance with respect to the Company's future operating results. These statements are based on our current expectations and are subject to certain risks and uncertainties that could cause the Company's actual results to vary materially from the results discussed in those forward-looking statements. The Company assumes no obligation to update any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements. Factors that might cause such differences include — but are not limited to — the following: economic conditions in the Company's major markets; competition; shifts in consumer preferences; the ability to maintain advantageous licenses with the Company's licensors; risks associated with the Company's international sales, distribution and manufacturing; increases in raw material prices; the Company's ability to manage and forecast its growth and inventories; the loss of significant customers or suppliers; the effect of currency fluctuations; and other factors mentioned or incorporated by reference in this release and in the Company's 2003 Annual Report on Form 10-K and quarterly reports on Form 10-Q, all of which are on file at the SEC. With respect to any statements concerning future orders, the Company's backlog position is not necessarily indicative of future sales because the ratio of future orders to "at once" shipments as well as sales by Company-owned retail stores may vary from year to year. In addition, currency may fluctuate, many customer orders may be cancelled and many markets are not included in open orders since sales are made by independent distributors.

Reebok International Ltd.

Financial Summary

	Three months ended March 31,
	2004	2003
Net sales	$831,861,000	$798,280,000
Net income	$41,104,000	$40,835,000
Average basic shares	59,681,000	59,880,000
Average diluted shares(1)	68,418,000	68,068,000
Basic earnings per share	$0.69	$0.68
Diluted earnings per share	$0.63	$0.63

1)
Assumes conversion of convertible debt into 6,483,402 shares of Reebok common stock and the dilutive effect of employee stock options.

        Reebok International Ltd., headquartered in Canton, MA, is a leading worldwide designer, marketer and distributor of sports, fitness and casual footwear, apparel and equipment under the Reebok, Rockport, and Greg Norman Brands and footwear under the Polo Ralph Lauren Brand. Sales for 2003 totaled approximately $3.5 billion.

###

Reebok International Ltd
THREE MONTHS ENDED MARCH 31,
(Amounts in millions except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	2004	2003(a)
Net sales	$831.9	$798.3 $
Cost of sales	497.8	494.4

Gross Margin	334.1	303.9
% of Net sales	40.2%	38.1%
Selling, general and administrative expenses	266.1	236.3
% of Net sales	32.0%	29.6%
Interest expense, net	3.5	4.6
Other expenses, net	1.9	1.6

Income before income taxes and minority interest	62.6	61.4
% of Net sales	7.5%	7.7%
Income taxes	19.1	18.7

Inccome before minority interest	43.5	42.7

Minority interest	2.4	1.9

Net income	$41.1	$40.8

Basic earnings per share	$0.69	$0.68
Diluted earnings per share (1)	$0.63	$0.63
Average basic shares	59,681	59,880
Average diluted shares (1)	68,418	68,068

(1)
Assumes conversion of convertible debt into 6,483,402 shares of Reebok Common Stock when dilutive.

(a)
Certain amounts in the prior year have been reclassified to conform to the 2004 presentation.

Reebok International Ltd

COMPARATIVE SALES ANALYSIS

THREE MONTHS ENDED MARCH 31,

(Amounts in millions except per share data)

REPORTED DOLLARS	2004	2003(a)	Change 2004/2003
Reebok:
U.S.A—Footwear	$260.7	$256.7	1.6%
U.S.A—Apparel	97.9	89.5	9.4%

	358.6	346 .2	3.6%

International—Footwear	189.2	176.5	7.2%
International — Apparel	149.1	141.2	5.6%

	338.3	317.7	6.5%

Reebok Worldwide—Footwear	449.9	433.2	3.9%
Reebok Worldwide—Apparel	247.0	230.7	7.1%

	696.9	663.9	5.0%

Rockport	86.9	90.7	-4.2%
Other Brands	48.1	43.7	10.1%

Total Company	$831.9	798.3	4.2%

Footwear	$567.4	$552.1	2.8%
Apparel	264.5	246.2	7.4%

Total Company	$831.9	798.3	4.2%

CONSTANT DOLLARS	2004	2003(a)	Change 2004/2003
Reebok:
U.S.A—Footwear	$260.7	$256.7	1.6%
U.S.A—Apparel	97.9	89.5	9.4%

	358.6	346.2	3.6%

International—Footwear	189.2	195.4	-3.2%
International—Apparel	149.1	158.4	-5.9%

	338.3	353.8	-4.4%

Reebok Worldwide—Footwear	449.9	452.1	-0.5%
Reebok Worldwide—Apparel	247.0	247.9	-0.4%

	696.9	700.0	-0.4%

Rockport	86.9	93.5	-7.1%
Other Brands	48.1	44.0	9.3%

Total Company	$831.9	$837.5	-0.7%
Footwear	$567.4	$573.9	-1.1%
Apparel	264.5	263.6	0.3%

Total Company	$831.9	$837.5	-0.7%

(a)
Certain amounts in the prior year have been reclassified to conform to the 2004 presentation.

Reebok International Ltd
MARCH 31,
(Amounts in millions)

CONDENSED CONSOLIDATED BALANCE SHEETS

	2004	2003
ASSETS
Cash	$614.9	$460.3
Accounts receivable, net	564.3	536.9
Inventory	408.8	417.5
Other current assets	154.4	161.6

Total current assets	1,742.4	1,576.3
Property and equipment, net	149.6	134.8
Intangibles, net	66.4	67.1
Other non-current assets	49.0	42.0

Total	$2,007.4	$1,820.2

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable to banks	$17.3	$18.0
Current portion of long term debt	0.2	0.1
Accounts payable, accrued expenses and income taxes payable	507.5	490.8

Total current liabilities	525.0	508.9
Long term debt, net of current portion	353.0	353.2
Minority interest and other long term liabilities	47.1	43.0
Stockholders' equity	1,082.3	915.1

Total	$2,007.4	$1,820.2

	MARCH 31,
ADDITIONAL FINANCIAL INFORMATION
	2004	2003
Working capital	$1,217.4	$1,067.4
Current ratio	3.3	3.1
Days sales outstanding (a)	51	49
Inventory turns (a)	4.7	4.3
Total borrowings	$370.5	$371.3

(a)
In constant dollars

Reebok International Ltd

RECONCILIATION OF REPORTED TO CONSTANT DOLLAR SALES

(Amounts in millions except per share data)

THREE MONTHS ENDED MARCH 31,	2004	2003	Change 2004/2003
Reported Dollars:
Footwear	$567.4	$552.1	2.8%
Apparel	264.5	246.2	7.4%

Total Company	831.9	798.3	4.2%

Effect of Change in Foreign Currency Translation:
Footwear	—	21.8
Apparel	—	17.4

	—	39.2

Constant Dollars:
Footwear	567.4	573.9	-1.1%
Apparel	264.5	263.6	0.3%

Total Company	$831.9	$837.5	-0.7%

Reebok International Ltd

ORDERS SCHEDULED FOR DELIVERY

	Percentage Change 2004/2003
For the period April 1 to September 30	Reported Dollars	Constant Dollars
U.S.A.:
Footwear	+9.1%	+9.1%
Apparel	-8.0%	-8.0%
Total Domestic	+3.6%	+3.6%
International
Footwear	+4.7%	-7.7%
Apparel	+11.7%	-2.7%
Total International	+8.0%	-5.3%
Total Reebok Brand
Footwear	+7.5%	+2.6%
Apparel	+2.1%	-5.1%
Total Reebok Brand	+5.4%	-.4%

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  Exhibit 99.1
REEBOK REPORTS FIRST QUARTER 2004 EARNINGS
Financial Summary
COMPARATIVE SALES ANALYSIS
CONDENSED CONSOLIDATED BALANCE SHEETS
RECONCILIATION OF REPORTED TO CONSTANT DOLLAR SALES
ORDERS SCHEDULED FOR DELIVERY